Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

GAMESQUARE HOLDINGS, INC.

ARTICLE I

NAME

The name of the corporation is GameSquare Holdings, Inc. (hereinafter called the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Corporation is incorporated in connection with the domestication of GameSquare Holdings, Inc., a British Columbia corporation, to a Delaware corporation, and this Certificate of Incorporation is filed simultaneously with a Certificate of Corporate Domestication of GameSquare Holdings, Inc. (the “Certificate of Domestication”).

ARTICLE IV

CAPITAL STOCK

Section 1. The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock that the Corporation shall have authority to issue is 150,000,000 shares, of which 100,000,000 shares are Common Stock, $0.0001 par value per share (the “Common Stock”), and 50,000,000 shares are Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).

Section 2. Upon the filing of the Certificate of Domestication and this Certificate of Incorporation (the “Effective Time”), which shall occur prior to the closing (the “Closing Date”) of the transactions contemplated by that certain Agreement and Plan of Merger (as it may be amended from time to time), dated as of October 19, 2023, by and among GameSquare Holdings, Inc., GameSquare Merger Sub I, Inc., and FaZe Holdings, Inc., each Common Stock share of GameSquare Holdings, Inc. issued and outstanding immediately prior to the effectiveness of the Certificate of Domestication and this Certificate of Incorporation will, for all purposes, be deemed to be one issued and outstanding, fully paid and non-assessable share of Common Stock of the Corporation, without any action required on the part of the Corporation or the holders thereof. Any stock certificate that, immediately prior to the Effective Time, represented common shares of the Corporation will, from and after the Effective Time, automatically and without necessity of presenting the same for exchange, represent the same number of shares of the Common Stock, as applicable. All newly issued shares of the Corporation shall be fully paid and nonassessable shares of Common Stock. The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth hereafter in, this Article IV.

Section 3. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase or decrease the number of shares of any series, subject to applicable law and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Corporation shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4. Except as otherwise required by law or provided in this Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) or the DGCL.

Section 5. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

ARTICLE V

BOARD OF DIRECTORS

Section 1. Except as otherwise provided in this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2. Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal.

Section 3. The directors of the Corporation (other than any who may be elected by holders of Preferred Stock as provided for or fixed in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) (the “Preferred Stock Directors”)) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. At the first annual meeting of stockholders following the Closing Date, the term of office of the Class I directors shall expire and Class I directors shall be elected for a term of three years. At the second annual meeting of stockholders following the Closing Date, the term of office of the Class II directors shall expire and Class II directors shall be elected for a term of three years. At the third annual meeting of stockholders following the Closing Date, the term of office of the Class III directors shall expire and Class III directors shall be elected for a term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a term of three years to succeed the directors of the class whose terms expire at such annual meeting. The directors shall be elected by a plurality of the votes cast.

Section 4. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

Section 5. Subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class.

Section 6. Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 7. During any period when the holders of one or more series of Preferred Stock have the separate right to elect Preferred Stock Directors and upon commencement and for the duration of the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (b) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to the provisions of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), whenever the holders of one or more series of Preferred Stock having a separate right to elect additional directors cease to have or are otherwise divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

Section 8. The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 9. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VI

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 1. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 2. Any action required or permitted to be taken by the Corporation’s stockholders may be taken only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided in the resolution or the resolutions and the related Preferred Stock Designation creating such series of Preferred Stock.

Section 3. Subject to the rights of holders of Preferred Stock as provided for or fixed in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors.

ARTICLE VII

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, Articles IV, V, VII, and VIII in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 2. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, alter, amend or repeal the Bylaws of the Corporation. The Bylaws of the Corporation may also be adopted, altered, amended or repealed by the stockholders of the Corporation. No Bylaw hereafter legally adopted, altered, amended or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, altered, amended or repealed.

ARTICLE VIII

LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. The Corporation shall have the power to indemnify, to the fullest extent permitted by applicable law, any director, officer, employee or agent of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 3. Neither any amendment, repeal nor elimination of any Section of this ARTICLE VIII, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this ARTICLE VIII, shall eliminate or reduce the effect of this ARTICLE VIII in respect of any act or omission which occurred prior to such amendment, repeal, elimination or adoption of an inconsistent provision.

ARTICLE IX

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT

Section 1. Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the DGCL or the Certificate of Incorporation or Bylaws of the Corporation (each, as in effect from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person (including, but not limited to, any underwriters or auditors retained by the Corporation) in connection with any offering of the Corporation’s securities, asserting a cause of action arising under the Securities Act of 1933, as amended. This ARTICLE IX does not apply to claims arising under the Securities Exchange Act of 1934, as amended. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this ARTICLE IX with respect to any current or future actions or claims. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE IX.

ARTICLE X

MISCELLANEOUS

Section 1. If any provision or provisions of this Certificate of Incorporation shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and the court will replace such invalid, illegal or unenforceable provision with a valid and enforceable provision that most accurately reflects the Corporation’s intent in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the invalid, illegal or unenforceable provision and (b) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Section 2. The incorporator of the Corporation is Alan A. Lanis, Jr., whose mailing address is 11601 Wilshire Boulevard, Suite 1400, Los Angeles, California 90025-0509.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on this 7th day of March, 2024.

/s/ Alan A. Lanis, Jr.
Alan A. Lanis, Jr., Sole Incorporator